EXHIBIT 10.32a

                              AMENDED AND RESTATED
                        EXECUTIVE EMPLOYMENT AGREEMENT

                                 EGGHEAD, INC.



                           DJ&J SOFTWARE CORPORATION



                             TIMOTHY E. TURNPAUGH








Dated as of June -, 1993



                             AMENDED AND RESTATED
                       EXECUTIVE EMPLOYMENT AGREEMENT


This Amended and Restated Executive Employment Agreement (this "Agreement") among Egghead, Inc. ("Egghead"), a Washington corporation, DJ&J Software Corporation ("DJ&J"), a Washington corporation and a wholly-owned subsidiary of Egghead, and Timothy E. Turnpaugh ("Executive") is dated and entered into as of June -, 1993 and amends and restates that certain Executive Employment Agreement dated February 22, 1993 between the Company and the Executive, which agreement is hereby amended and superseded by this Agreement. Egghead and DJ&J are hereinafter referred to collectively as the "Company."

In consideration of the mutual covenants and promises contained herein, the Company and the Executive agree as follows:

1.  Employment

	The Company will employ the Executive and the Executive will accept employment by the Company as its chairman and Chief Executive officer.  The Executive shall be responsible for the general management of the Company and for the management and direction of (i) direct corporate and government sales to
Egghead customers in the very large and upper middle market account categories
(as determined by the Board of Directors), (ii) international sales and other international activities, (iii) finance, audit, asset management and legal matters and public relations, (iv) human resources, and (v) mergers and acquisitions, subject to the direction and control of the Board of Directors and to the terms of the Company's Articles of Incorporation and Bylaws.  The
Executive will perform such additional duties as may be assigned from time to time by the Board of Directors of the Company which relate to the business of the Company, its subsidiaries or any business ventures in which the
Company or its subsidiaries may participate.  The Executive shall be, with the President, one of the two senior officers responsible for managing the
Company.  The Company has established a Strategic Planning Committee, consisting of three non-employee directors, the function of which, at the request of one or both such senior officers, will be to advise the two officers regarding their responsibilities and to resolve differences between them regarding such responsibilities and regarding management policies.
The determinations of the Strategic Planning Committee shall be binding on the Executive.  The Executive shall initially be a member of the Company's
Board of Directors.  Thereafter, subject to and consistent with the
Company's Articles of Incorporation and Bylaws and subject to and consistent with its responsibilities under law, the Board of Directors will include the
Executive as a part of the appropriate slate of directors for whom it solicits proxies in connection with the annual meeting of shareholders.  If the Executive's employment as Chairman and Chief Executive Officer terminates for any reason, the Executive hereby resigns as a director, effective upon such termination.

2.  Attention and Effort

The Executive will devote his full business time, attention and effort to the Company's business and will use his skills and render services to the best of his ability to serve the interests of the Company.

3.  Term

Unless otherwise terminated as provided in paragraph 6 of this Agreement, the Executive's term of employment under this Agreement shall commence on the date hereof and shall expire on March 31, 1996 (the "Term").

4.  Compensation

4.1  Base Salary

The Executive's compensation shall consist, in part, of an annual base salary of $250,000 for the period from February 22, 1993 until June 26, 1993 and $300,000 thereafter, before all customary payroll deductions (the "Base Salary"). The Base Salary shall be paid in substantially equal installments at the same intervals as other officers of the Company are paid. The Board of Directors of the Company shall determine any increases in the Base Salary in future years.

	4.2  Bonus

The Executive may be entitled to receive, in addition to the annual base salary described above, an annual bonus (the "Bonus") in an amount to be determined pursuant to an incentive bonus plan to be established by the Executive and the Board of Directors in good faith and having the following characteristics: (i) the maximum bonus payable to the Executive in respect of any of the fiscal years ending on or about March 31, 1994, 1995 and 1996 shall be 100% of the Executive's Base Salary for such fiscal year;
(ii) the Executive and the Board of Directors, as soon as practicable after the date hereof and prior to the beginning of fiscal years 1995 and 1996, shall establish, in good faith and in cooperation with the Executive, performance goals for each fiscal year 1994, 1995 and 1996; (iii) depending on the extent to which such goals shall have been achieved in any such fiscal year, the Executive shall be awarded a percentage of the maximum bonus, up to the full amount thereof if all such goals have been achieved; (iv) for fiscal year 1994, the Executive shall receive a minimum bonus of $300,000.

	4.3  Grant of Stock

In consideration of entering into this Agreement, the Company shall, at no cost to the Executive, issue to the Executive 10,000 shares of Common Stock of the Company, such stock to be valued at the closing price on the NASDAQ National Market System as the date of commencement of the Executive's employment.

	4.4  Stock Options

Effective upon employment with the Company, the Executive has been granted nonqualified stock options to purchase 200,000 shares of Common Stock of the Company. The Option Agreement evidencing such options and the terms and conditions thereof is attached hereto as Exhibit A.

	5.  Benefits and Expenses

	5.1  Expenses

The Company shall promptly reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. The Executive shall present to the Company from time to time an itemized account of such expenses in such form as may be required by the Company.

	5.2  Benefits

During the term of employment hereunder, the Executive shall be entitled to participate fully in any benefit plans, programs, policies and any fringe benefits which may be made available to the senior executives of the Company generally, including but not limited to medical, dental, disability, life insurance and other death benefits; provided, however, that the Executive shall not be entitled to participate in any bonus or compensation plan currently in effect or subsequently established by the Company, except as contemplated in subparagraph 4.2.

	5. 3  Other

The Company shall provide the Executive an office and with secretarial support suitable to the position of chairman. In addition, the Executive shall be entitled to travel first class in the case of any air travel on Company business extending for more than two and one-half hours.

6.  Termination

Employment of the Executive pursuant to this Agreement may be terminated as follows, but in any case, the provisions of noncompetition, nonsolicitation and nondisclosure set forth in paragraphs 8 and 9 of this Agreement shall survive the termination of the Executive's employment:

	6.1  By the Company

With or without Cause (as defined below), the Board of Directors may terminate the employment of the Executive at any time during the Term upon giving Notice of Termination (as defined below).

	6.2  By the Executive

The Executive may terminate his employment at any time for Good Reason (as defined below) or otherwise upon giving Notice of Termination.

	6.3  Automatic Termination

Employment shall terminate automatically upon death or total disability of the Executive. The term "total disability" as used herein, shall mean an inability to perform the duties set forth in paragraph 1 of this Agreement because of illness or physical or mental disability for a period or periods aggregating 180 calendar days in any 12-month period, unless the Executive is granted a leave of absence by the Board of Directors of the Company. Employee and Employer hereby acknowledge that the Executive's ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective immediately upon the Executive's death or 30 days following a Notice of Termination based upon a determination by the Board of Directors of the Company of the Executive's total disability, as defined herein.

	6.4  Notice

The term "Notice of Termination" shall mean written notice of termination of the Executive's employment. At the election of the Company, as set forth in the Notice of Termination, the Executive's employment and performance of services may continue for a period of 30 days following the Notice of Termination. Otherwise the Executive's employment shall terminate effective upon receipt of the Notice of Termination, provided that the Executive shall be entitled to termination payments in accordance with paragraph 7. The effective date of the termination of the Executive's employment hereunder shall be the date on which such 30-day period expires.

	6.5  Good Reason

For purpose of this Agreement, "Good Reason" shall mean any of the following (without the Executive's express prior written consent):

(i)	The assignment to the Executive by the Company of duties inconsistent with the Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term, or any reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive's employment for Cause, disability or as a result of the Executive's death or by the Executive other than for Good Reason.

(ii)	A relocation of the Company's principal executive offices to a location outside of the Seattle, Washington metropolitan area, or the Company's requiring the Executive to be based anywhere other than the location within the Seattle, Washington metropolitan area, except for required travel on the Company's business to an extent substantially consistent with the Executive's position, duties and responsibilities.

(iii)	Any material breach by the Company of any provision of this Agreement which breach is not cured within thirty (30) days following notice of such breach.

	6.6  Cause

Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" means cause given by the Executive to the Company and is limited to the following:

(i)	Repeated failure or refusal to carry out the directions of the Board of
Directors of the Company,which directions are reasonably consistent with the duties herein set forth to be performed by the Executive;

(ii)	Violation of a state or federal criminal law involving the commission of a crime against the Company or a felony;

(iii)	Misuse of alcohol or controlled substances or any action by the
Executive involving willful malfeasance, in any such case having a material adverse effect on the Company.

(iv)	Any other material breach of this Agreement, which is not cured within
30 days after written notice.

7.  Termination Payments

In the event of termination of the employment of the Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this paragraph 7:

	7.1  Termination by the company During FirstYear of Term

	If, on or before the end of the first year of the Term, the Company terminates the Executive's employment without Cause, the Executive shall be entitled to receive (i) any unpaid Base salary which has accrued for services already performed as of the date termination of the Executive's employment becomes effective, (ii) the Base Salary the Executive would have received if his employment had continued until the end of the first year of the Term, payable as provided in subparagraph 4.1, (iii) an amount equal to the Base Salary, payable following the end of the first year of the Term in substantially the same manner as the Base Salary was paid in such first year,
(iv) if the Board of Directors requests that the Executive continue employment for a transitional period of up to six months following the end of the first year of the term, a bonus of $150,000, payable at the completion of the period of transitional employment requested by the Board of Directors, provided that the Executive is not terminated by the Company for Cause or the Executive does not terminate his employment for other than Good Reason prior to completion of such period of transitional employment. If the Executive is terminated by the Company for Cause on or before the end of the first year of the Term, the Executive shall not be entitled to receive any of the foregoing payments, other than those set forth in clause (i) above.

	7.2  Termination by the Company After the FirstYear of the Term

If, after the first year of the Term but prior to the end of the Term, the Company terminates the Executive's employment without Cause, the Executive shall be entitled to receive (i) any unpaid Base Salary which has accrued for services already performed as of the date termination of the Executive's employment becomes effective, (ii) the Base Salary the Executive would have received if his employment had continued until the end of the Term, payable as provided in subparagraph 4.1, and (iii) an amount equal to the most recent bonus paid to the Executive under subparagraph 4.2, multiplied by a fraction the numerator of which is the number of full months which have elapsed during the then-current fiscal year prior to termination and the denominator of which is 12, payable at the end of the then-current year of the Term. if the Executive is terminated by the Company for Cause, the Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (i).

	7.3  Termination by the Executive for Good Reason

In the case of the termination of employment by the Executive for Good Reason:
(i) if termination occurs prior to or at the end of the first year of the Term, the Executive shall be entitled to the payments set forth in clauses (i), (ii) and (iii) of subparagraph 7.1; (ii) if termination occurs during the period of transitional employment referred to in subparagraph
7.1, the Executive shall be entitled to the payments set forth in clause
(iv) of subparagraph 7.1 in addition to any other payments to which the Executive is entitled; and (iii) if termination occurs otherwise after the end of such first year, the Executive shall be entitled to the payments set forth in subparagraph 7.2.

	7.4  Termination by the Executive for other Than Good Reason

If the Executive terminates his employment for other than Good Reason, the Executive shall not be entitled to receive any payments hereunder other than
(i) any unpaid Base Salary which has accrued for services already performed as of the date termination of the Executive's employment becomes effective, and (ii) any unpaid Bonus due in respect of any fiscal year completed prior to any Notice of Termination given by the Executive; provided, however, if such termination occurs during the period of transitional employment referred to in clause (iv) subparagraph 7.1, the Executive shall, notwithstanding such termination, be entitled to the payments provided in such clause (iv).

	7.5  Expiration of Term

In the case of a termination of the Executive's employment as a result of the expiration of the term of this Agreement, the Executive shall not be entitled to receive any payments hereunder other than (i) any unpaid Base Salary which has accrued which has accrued for services already performed as of the date termination of the Executive's employment becomes effective, and (ii) any unpaid Bonus due in respect of any fiscal year completed prior to such or at expiration.

	7.6  Termination Because of Death or Total Disability

In the event of a termination of the Executive's employment because of his death or total disability, the Executive or his personal representative shall not be entitled to receive any payments hereunder other than (i) any unpaid Base Salary which has accrued for services already performed as of the date termination of the Executive's employment becomes effective, and (ii) any unpaid Bonus due in respect of any fiscal year completed prior to such death or permanent disability.

	8.  Noncompetition and Nonsolicitation

	8.1  Applicability

This paragraph 8 shall survive the termination of the Executive's employment with the Company or the expiration of the term of this Agreement.

	8.2  Scope of Competition

The Executive agrees that he will not, directly or indirectly, during his employment and for a period of one year from the date on which his employment with the Company terminates or this Agreement expires directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any person or entity engaged in any operations in competition with the Company in the computer software resale market in the United States, Canada, Mexico, Western Europe, Japan, Australia or New Zealand, unless released from such obligation in writing by the Company's Board of Directors. The Executive shall be deemed to be connected with such business if such business is carried on by a partnership, corporation or association of which he is an employee, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by the Executive of shares which constitute less than 2% of the outstanding equity securities of a publicly or privately held corporation.

	8.3  Scope of Nonsolicitation

The Executive shall not, in addition, directly or indirectly solicit, influence or entice any employee or consultant of the Company to cease his relationship with the Company or solicit, entice or in any way divert any customer or supplier of the Company to do business with an entity described herein. This subparagraph 8.3 shall apply during the time period and geographical area described in subparagraph 8.2 hereof.

	8.4  Equitable Relief

The Executive acknowledges that the provisions of this paragraph 8 are essential to the Company, that the Company would not enter into this Agreement if it did not include covenants not to compete or solicit and that damages sustained by the Company as a result of a breach of such covenants cannot be adequately remedied by damages, and the Executive agrees that the Company, notwithstanding any other provision of this Agreement, in addition to any other remedy it may have under this Agreement or at law, shall be entitled injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including without limitation this paragraphs 8. The Executive acknowledges that the covenants in this Agreement are reasonable and that compliance with such covenants will not prevent him from pursuing his livelihood.

	8.5  Effect of Violation

The Executive and the Company agree that additional consideration has been given for the Executive entering into the noncompetition and nonsolicitation provisions of this Agreement, such additional consideration including, without limitation certain provisions for termination payments pursuant to paragraph 7 of this Agreement. Violation by the Executive of such noncompetition and nonsolicitation provisions shall relieve the Company of any obligation it may have to make such termination payments, but shall not relieve the Executive of his obligations hereunder not to compete or solicit.

	8.6  Definition of the Company

For purposes of subparagraph 8.2 and subparagraph 8.3 hereof, "the Company" shall include all subsidiaries of the Company, the Company's parent corporation and any business ventures in which the Company, its subsidiaries or its parent corporation may participate.

	9.  Nondisclosure

As a condition of his employment hereunder, the Executive has executed and delivered to the Company an agreement addressing the nondisclosure of confidential information (the "Nondisclosure Agreement") in the form attached hereto as Exhibit B and incorporated herein by reference as if set forth in full herein, which Nondisclosure Agreement shall survive the termination of the Executive's employment.

	10.  Form of Notice

Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally, by courier, by facsimile transmission (with hard copy delivered by overnight courier) or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Timothy E. Turnpaugh
2812 - 29th Avenue W.
Seattle, Washington 98199

If to the Company:	Egghead, Inc.
22011 S.E. 51st Street
Issaquah, Washington 98027
Attention:	Thomas M. Hogan,
			        Vice President and
			        General Counsel

copy to:		Michael E. Stansbury
		        Perkins Coie
		        1201 Third Avenue, 40th Floor
		        Seattle, Washington 98101

or such other address as shall be provided in accordance with the terms hereof. Notice shall be effective upon personal delivery, delivery by courier, receipt of facsimile transmission or three days after mailing.

11.  Assignment

The Executive agrees that this Agreement may be transferred or assigned by the Company to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business, and such assignee or transferee shall succeed to the rights and obligations of the Company hereunder. This Agreement is not assignable by the Executive.

	12.  Waiver

No waiver of any of the provisions hereof shall be valid unless in writing, signed by the party against whom such claim or waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

13.  Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

14.  Applicable Law

This Agreement shall be governed by the substantive laws of the state of Washington, without regard to its conflicts of laws provisions.

15.  Severability

In the event that any provision of this Agreement shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable or otherwise invalid for any reason, including but not limited to the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, such provisions shall be enforced and validated to the extent permitted by law, and the court or arbitrator shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

16.  Headings

All headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

17.  Attorneys

In any action or proceeding brought by any party against the other arising out of or relating in any way to this Agreement, the prevailing party shall, in addition to other allowable costs, be entitled to an award of reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE:



Timothy E. Turnpaugh



COMPANY:

EGGHEAD, INC.

By
Its



DJ&J SOFTWARE CORPORATION


By
Its